Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12(B) OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 3, 2020, AdvanSix Inc. (“AdvanSix” or “we”) has one class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended: 200,000,000 authorized shares of common stock, par value $0.01 per share (“Common Stock”), of which 27,914,777 shares are outstanding. We are also authorized to issue 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), none of which are outstanding.

The following descriptions of Common Stock and Preferred Stock are summaries and do not purport to be complete. They are subject to and qualified in their entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-laws (the “By-laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read the Certificate of Incorporation, the By-laws and the applicable provisions of Title 8 of the Delaware General Corporation Law (the “DGCL”) for additional information.

Description of Common Stock
Dividends

Holders of shares of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors (“Board”) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any Preferred Stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Additionally, the terms of our indebtedness limit our ability to pay cash dividends. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights

Subject to the preferential liquidation rights of any Preferred Stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that we may issue in the future will also be fully paid and non-assessable. The holders of our Common Stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is EQ Shareowner Services.

Listing

Our Common Stock is traded on the New York Stock Exchange under the trading symbol, “ASIX”.

Description of Preferred Stock

Our Certificate of Incorporation authorizes our Board to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. Our Board may fix and determine the preferences, limitations and relative rights of each series of Preferred Stock. There are no present plans to issue any shares of Preferred Stock.

Certain Provisions of Our Certificate of Incorporation, Our By-laws and Delaware Law

Certificate of Incorporation and By-laws

Certain provisions in our Certificate of Incorporation and our By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

Classified Board Until 2020 Annual Meeting of Stockholders. Our Certificate of Incorporation provides that, until the 2020 annual stockholder meeting, which is scheduled to be held in June 2020, our Board will be divided into three classes, with each class consisting of one-third of the total number of directors. Beginning at the 2020 annual meeting, all of our directors will stand for election each year for annual terms, and our Board will therefore no longer be divided into three classes.

Removal. Our Certificate of Incorporation provides that (i) prior to our Board being declassified as discussed above, our stockholders may remove directors only for cause and (ii) after our Board has been fully declassified, our stockholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least a majority of our voting stock.

Blank Check Preferred Stock. Our Certificate of Incorporation authorizes our Board to designate and issue, without any further vote or action by the stockholders, up to 50,000,000 shares of Preferred Stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such Preferred Stock could discourage potential acquisition proposals and could delay or prevent a change in control.

No Stockholder Action by Written Consent. Our Certificate of Incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

Special Stockholder Meetings. Our Certificate of Incorporation and our By-laws provide that only our Chief Executive Officer and a majority of our directors are able to call a special meeting of stockholders. Stockholders are not be permitted to call a special meeting or to require our Board to call a special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our By-laws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting. In the case of special meetings, proper notice must be given no earlier than the 90th day prior to the relevant meeting and no later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the meeting. Such notice must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our Common Stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director or a brief description of any other business such stockholder proposes to bring before the meeting and the reason for conducting such business and a representation as to whether such stockholder intends to solicit proxies.

Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Amendments to Certificate of Incorporation and By-Laws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend the company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Certificate of Incorporation does not provide for a higher threshold. Our By-Laws may be amended by our Board by the vote of a majority of the entire Board. Until the 2020 annual stockholder meeting, our By-Laws may also be amended by the affirmative vote of holders of at least two-thirds of our voting stock. Beginning at the 2020 annual meeting, our By-Laws may be amended by the affirmative vote of holders of at least a majority of our voting stock.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation includes such an exculpation provision. Our By-Laws and Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors, officers or employees for monetary damages for actions taken as a director, officer, employee or agent of AdvanSix, or for serving at the AdvanSix request as a director, officer, employee or agent at another corporation or enterprise, as the case may be. Our By-Laws and Certificate of Incorporation also provide that we must indemnify and advance reasonable expenses to our directors, officers and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our By-Laws expressly authorize us to carry directors’ and officers’ insurance to protect AdvanSix, its directors, officers and employees for some liabilities.

The limitation of liability and indemnification provisions that are included in our By-Laws and Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of AdvanSix, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of AdvanSix to AdvanSix or AdvanSix’s stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.